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                                                                   EXHIBIT 10.19


                                LICENSE AGREEMENT

      This License Agreement (the "Agreement") is made on December 21, 2001 (the "Effective Date"), by and between iLumin Corporation, a Utah corporation, (the "Licensor") and Micro General Corporation, a Delaware corporation, (the "Licensee").

RECITALS

      A. Licensor has certain rights, interests and title to certain Technology, as defined below, which enables secure ebusiness solutions.

      B. Licensor desires to license to Licensee such Technology for use in the Industry (as defined below), and Licensee desires to accept such license.

      NOW THEREFORE, in consideration of the terms and conditions of this Agreement, the parties agree as follows:

1. DEFINITIONS. As used in this Agreement, the following terms shall have the following meanings:

      1.1 "COPYRIGHTS" shall mean any and all copyright rights pertaining to works subject to copyright protection under United States Copyright Law or the Berne Convention, together with any moral rights pertaining thereto, including any existing registration of claims to copyright or applications to obtain such registration, in the United States or elsewhere related to the Technology.

      1.2 "DOCUMENTATION" means all documentation and information in connection with the installation, use, operation and maintenance of the Technology, including, without limitation, all manuals, schematics and instructions necessary to enable Licensee to perform the functions contemplated under this Agreement.

      1.3 "FUNCTIONALITY REQUIREMENTS" mean the minimum functions and technical specifications of the Technology set forth in Exhibit A hereto.

      1.4 "INDUSTRY" means all business functions relating to real estate transactions and related processes, including, without limitation, the business of real estate sales, mortgage lending and banking and real estate settlement services, real estate information services, businesses ancillary to real estate transactions, and financial service businesses supporting, involving or relating to real estate transactions

      1.5 "INTELLECTUAL PROPERTY" shall mean all Copyrights, Patents, Marks, trade secrets, business plans, know-how, concepts, inventions, techniques, system designs, prototypes, ideas or other intellectual property or proprietary rights of Licensor, in connection with the Technology, including, without limitation, (i) the right to use, sell, copy, modify, exploit, and license the Intellectual Property, and (ii) the right to create derivative works of the Copyrights and retain full ownership thereof

      1.6 "LICENSEE" includes Micro General Corporation and all companies controlled by Micro General Corporation.

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      1.7 "LICENSEE AFFILIATE" means any entity that controls, is controlled by or is under common control with Licensee. Control shall mean ownership or power to direct 50% or more of the ownership interests of any entity.

      1.8 "LICENSEE CUSTOMER" means any person or company with whom Licensee, or any Licensee Affiliates or contractors, has now or in the future establishes, a relationship for the provision of products or services (whether via an Application Service Provider (ASP) offering or via direct on-site installation).

      1.9 "LICENSEE SYSTEMS" means any combination of one or more computer operating systems located in one or more facilities maintained by Licensee.

      1.10 "MARKS" means (i) any and all trademarks, trade names, and service marks set forth on Exhibit B, whether registered or unregistered, and (ii) such other marks as Licensor may use in commerce from time to time to promote, market, distribute or otherwise identify the Technology, both together with the goodwill appurtenant thereto.

      1.11 "PATENTS" shall mean all patents, patent applications and patentable subject matter embodied the Technology, including those set forth on Exhibit B.

      1.12 "PROGRAM ERROR" means any reproducible failure of the Technology to function in conformity with the Documentation or Functionality Requirements.

      1.13 "PROGRAM ERROR FIXES" mean any version of the Technology providing for correction of Program Errors and other modifications of the Technology that does not constitute an Update.

      1.14 "SOURCE CODE" means the human-readable source code for all aspects of the computer programs included in the Technology, as appropriate, in the appropriate programming language, and stored on electronic storage media, and which shall contain sufficient narrative. including, without limitation, detailed information in respect of the objects used in the programs, and the objectives of each portion of the source code and how each portion of the source code integrates with each other portion of the source code, so as to enable a Technology programmer having average skill and ability in computer application programming to understand, maintain and modify the source code and perform such other functions as contemplated under this Agreement based solely on the programmer's familiarity with the Technology and the source code.

      1.15 "TECHNOLOGY" means the tools, programs (in executable form only), technology and other materials described in Exhibit A hereto, including, without limitation, all software embodied therein and the Documentation and Functionality Requirements, and, when obtained by Licensee pursuant to the terms of this Agreement, any Update

      1.16 "TERRITORY" means the continent of North America.

      1.17 "UPDATE(S)" mean, any enhancement, improvement, modification or new version of the Technology resulting in the addition of one or more functions, utility or application of the Technology not substantially set forth as a function in the Functionality Requirements. Updates specifically include new products and successor products developed by Licensor.


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2. TECHNOLOGY LICENSE.

      2.1 GRANT OF ROYALTY-FREE LICENSE. Subject to the terms and conditions set forth herein, Licensor hereby grants to Licensee under Licensor's Intellectual Property rights, a, perpetual, irrevocable, worldwide, fully paid up, royalty-free, sublicensable license to the Technology for the following purposes:

            (a) to install, execute, copy, reproduce, and use the Technology on the Licensee Systems;

            (b) to provide Licensee Affiliates with access to and use of the Technology, whether from one or more remote terminals or computers wherever located (either via the Internet or by any other means of networked communication with the Licensee Systems, including, without limitation, in an application service provider environment, or any combination thereof), and to sublicense the Technology to such Licensee Affiliates solely for the purpose of such access and use. Licensee Affiliates making use of or granting access to the Technology outside the Territory or outside the Industry shall avoid direct competition with Licensor, and in furtherance of that policy, a Licensee Affiliate seeking to make use of or grant access to the Technology outside the Territory or outside the Industry shall obtain written consent of such use from Licensor, which consent shall not be unreasonably withheld.

      2.2 GRANT OF ROYALTY-BEARING LICENSE. Subject to the terms and conditions set forth herein, Licensor hereby grants to Licensee under Licensor's Intellectual Property rights, a perpetual, irrevocable, royalty-bearing, sublicensable license to the Technology to provide Licensee Customers with access to and use of the Technology, whether from one or more remote terminals or computers wherever located (either via the Internet or by any other means of networked communication with the Licensee Systems, including, without limitation, in an application service provider environment, or any combination thereof), and to sublicense the Technology to such Licensee Customers solely for the purpose of such access and use, provided that Licensee Customers' use of the Technology is limited to the Industry and the Territory.

      2.3 IRREVOCABILITY. Notwithstanding anything to the contrary in this Agreement, the sublicenses granted hereunder to Licensee Customers shall be irrevocable, regardless of any termination or breach of this Agreement, so long as all royalties due to Licensor regarding such licenses are paid to Licensor. In the event, however, of termination for Licensor's breach under Section 12.2(b) or Licensor's bankruptcy under Section 12.2(c), the licenses granted to Licensee, and sublicenses granted hereunder to Licensee Customers and Licensee Affiliates, shall be irrevocable, so long as all royalties due to Licensor regarding such licenses are paid to Licensor.

      2.4 OWNERSHIP. Except as expressly set forth herein, Licensor retains all rights, interests and title in and to the Technology. Licensee shall own all rights, interests and title in and to any enhancements, modifications, improvements, updates or derivative works of or to the Technology made by or for Licensee as provided for under this Agreement, subject to Licensor's underlying ownership interests in and to the Technology and related Intellectual Property rights (and provided that, for purposes of clarification, Licensor acknowledges it has no other rights to use or otherwise exploit any such modifications that include all or any portion of the Technology). It is understood


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that rights in and to derivative works will only be applicable when Licensee acquires Source Code, as set out in Section 15.3 below.

      2.5 EXCLUSIVITY. Licensor agrees that during the term of this Agreement, it shall not, without Licensee's prior written consent, which may be withheld in Licensee's sole and absolute discretion, grant any license or other right to the Technology (or any enhancements, modifications, improvements, Updates or derivative works thereof), to any third party for any use whatsoever within the Industry, nor shall Licensor make any such use in the Industry for its own benefit.

      2.6 RESTRICTIONS. Licensee may not, either directly or through any person or entity, in any form or manner, copy, distribute, reproduce, incorporate, use or allow access to the Technology or modify, prepare derivative works of, decompile, reverse engineer, disassemble or otherwise attempt to derive Source Code from the Technology, except as explicitly permitted under this Agreement.

      2.7 END USER LICENSE AGREEMENT. All sublicenses granted by Licensee to Licensee Customers under this Agreement must include all defined terms necessary to ensure that the provisions required by this section have the substantive meanings intended under this Agreement. All such sublicenses also must include provisions that:

            (a) Restrict use of the Technology to use by Licensee Customer only.

            (b)   Restrict use of the Technology to use in object code form.

            (c) License the Technology exclusively for End User's internal business purposes.

            (d) Prohibit causing or permitting the reverse engineering, disassembly or decompilation of the Technology.

            (e)   Prohibit title to the Technology from passing to the End User.

            (f) Disclaim iLumin's liability for damages, whether direct or indirect, incidental or consequential, arising in connection with the End User License Agreement.

            (g) State that ILumin makes no direct warranty of any kind to End User under the End User License Agreement.

            (h) Disclaim iLumin's liability for any taxes or duties, however designated or levied (including, but not limited to, sales, use and personal property taxes).

      2.8. EXPANSION OF THE TERRITORY. Licensor shall provide to Licensee a right of first refusal on any license proposed to be granted by Licensor to any third party for use of the Technology outside the Territory but in the Industry, affording Licensee the opportunity to extend the Territory on terms and conditions at least as favorable as those proposed to be granted under the proposed transaction. In addition, Licensor shall expand the Territory upon written request of Licensee, provided (a) Licensor has not granted rights to any third party in the geographic area requested, and (b) Licensee can make a commercially reasonable showing that that Licensee has a bona fide business opportunity in such region. In the event Licensee is not successful in consummating a sublicense of the Technology hereunder in such expanded Territory, such region shall revert to Licensor in a reasonable time.


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

      2.9 VAR. Transactions with customers outside the Industry shall be governed by a Value Added Reseller agreement ("VAR"), to be separately agreed by the parties.

3. DOCUMENTATION AND MARKS.

      3.1 GRANT. Subject to the terms and conditions of this Agreement and subject to Licensor's prior written approval, which may be withheld in Licensor's sole and absolute discretion, Licensor hereby grants to Licensee a non-exclusive, worldwide, sublicensable license to, only within the Industry:
(i) use, reproduce and display the Marks, solely in connection with the use of the Technology; and (ii) modify the Documentation solely to the extent necessary to enable Licensee Customers to access and use the Technology, and reproduce and distribute that portion of the Documentation to Licensee Customers, either as modified or unmodified, necessary for such access and use. Title to and ownership of the Marks shall remain with Licensor. Licensee shall not take any action inconsistent with Licensor's ownership of the Marks, and any benefits accruing from Licensee's use of such Marks shall automatically vest in Licensor. Licensee shall contact Licensor prior to removing, destroying, modifying, or altering any of the Marks. Licensor may terminate the foregoing trademark license if, in its reasonable discretion, Licensee's use of the Marks tarnishes, blurs, or dilutes the quality associated with the Marks or the associated goodwill and such problem is not cured within thirty (30) days of notice of breach; alternatively, instead of terminating the license in total, Licensor may specify that certain Licensee uses may not contain the Marks.

      3.2 RESTRICTIONS AND OWNERSHIP. Licensee shall not modify or alter the Marks without Licensor's prior written approval. Except as expressly set forth herein, Licensor retains all rights, interests and title in and to the Marks and Documentation.

      3.3 USAGE OF MARKS. The parties shall in good faith discuss an agreement pursuant to which Licensee would include a "Powered by iLumin" statement on each ASP page and include the Marks in a mutually agreeable location in (a) a "splash" screen upon each execution of the Technology and (b) an information screen (e.g. an "About" box).

4. TECHNOLOGY MAINTENANCE.

      4.1 PROGRAM ERROR FIXES. Licensor shall promptly notify Licensee of any new Program Error Fixes, and upon request by Licensee, shall provide Licensee with such Program Error Fixes at no additional charge.

      4.2 UPDATES. Licensor shall promptly notify Licensee of any Update as it becomes commercially available, and Licensor shall provide to Licensee upon request all Updates at no charge to Licensee.

      4.3 ADDITIONAL PRODUCTS. Licensor shall promptly notify Licensee of any newly developed product or service owned by Licensor or any company affiliated with Licensor (a "New Product") as it becomes commercially available. Upon request by Licensee, Licensor shall provide Licensee the New Product on terms and conditions identical to those contained herein.


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
5. DELIVERY. Upon the Effective Date, Licensor shall deliver to Licensee at its expense and risk of loss one (1) a master copy of an executable version of the Technology, Documentation and Marks on a medium reasonably acceptable to Licensor.

6. CONSIDERATION. The rights and licenses granted herein are in consideration of the mutual promises and agreements set forth herein

7. ROYALTIES. Royalties hereunder shall be paid as follows:

       7.1 PAYMENT TERMS. Licensee shall pay to the Licensor the royalties set forth on Exhibit C hereto with respect to revenues received hereunder and subject to royalty payments, as set out in Sections 2.2 and 7.3.

       7.2 REPORTS, RECORDS AND INSPECTION. Licensee shall, with each payment due pursuant to Section 7.1 hereof (but no more than four (4) times per year), prepare and deliver to the Licensor a statement setting forth the total royalties payable with respect to such payment and the determination thereof (the "Statement"). No more often than one (1) time each contract year, the Licensor shall have the right, on reasonable advance notice to Licensee, during usual business hours, to cause such records of Licensee to be examined by independent public accountants selected by the Licensor and reasonably acceptable to Licensee for the period since the end of the period covered by the last previous examination, for the sole purpose of verifying the completeness and accuracy of such Statement, provided that such independent public accountants shall execute a confidentiality agreement in form reasonably specified by Licensee. In the event that such examination shall disclose that the total amount of commissions payable by Licensee for any payment period were understated on any Statement, Licensee shall promptly pay any amount underpaid, and if the amount of any such understatement was 10% or more of the amount due for such payment period, Licensee shall in addition reimburse the Licensor for its costs and expenses incurred in conducting, or having conducted, such examination.

       7.3 BASIS FOR ROYALTIES. Royalty rates shall be calculated from a starting point based upon either (a) mutually agreed flat rates or (b) then-current published price. In no event shall a royalty rate be based upon the total selling price of a product or service by Licensee. Licensee may request reduced pricing in specific situations, in which event pricing shall be based upon an average price level charged by Licensor across at least three industrial classifications. Price levels shall be reviewed by the parties at least quarterly during the first year of this Agreement, and at least every six months thereafter. In determining whether revenue received by Licensee or a Licensee Affiliate shall be subject to royalty payments, the following test shall be applied: Revenue received by Licensee or a Licensee Affiliate from a third party shall be subject to royalty payments hereunder if such revenue is based upon the performance of actions by the third party for that party's own benefit, either by virtue of using software licensed directly hereunder or through access provided under an application service provider arrangement; if such revenue is based upon the performance of actions by Licensee or a Licensee Affiliate on behalf of the third party for the purpose of generating revenue from the third party, either by virtue of using software licensed directly hereunder or through access provided under an application service provider arrangement, then such revenue shall not be subject to royalty payments hereunder.

      7.4 MOST FAVORED CUSTOMER. Royalty rates and any other fees or payments made by Licensee to Licensor shall be at least as favorable to Licensee as are similar rates, fees or payments made to Licensor by any other customer or licensee of Licensor, specifically including the amount of


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
any discounts applied to list prices. In the event Licensor is found to breach this Section 7.4, Licensee shall have the right to determine the amount of overpayments made to Licensor and to recoup such overpayments either by a lump-sum reimbursement by Licensor or by a reduction in future payments, at Licensee's sole discretion.

8. TRAINING AND SUPPORT SERVICES.

      8.1 IMPLEMENTATION SUPPORT SERVICES. For a period of sixty (60) days after the delivery and acceptance of the Technology, Licensor will provide at no charge to Licensee, including its employees and contractors, customized technical and operational training with respect to the use of the Technology. All such support shall be provided during the hours of 8 a.m. to 5 p.m. Pacific Standard Time) telephonically, or via e-mail, or, upon Licensee's reasonable request in light of the severity and nature of the problem, at Licensee's facility.

      8.2 ADDITIONAL SUPPORT TO LICENSEE AND LICENSEE CUSTOMERS. After the expiration of the sixty (60) days period set forth in Section 8.1 above, Licensor shall provide to Licensee and Licensee Customers during the term of this Agreement additional technical and operational support with respect to the use of the Technology; upon the mutual agreement of the parties based upon the number of DHS servers specified for support by Licensee. Licensor shall furnish such services according to a mutually agreed support level, to include response times of no longer than one hour for all calls during normal business hours, and one hour response times for all Severity One calls at any time. The cost for such services shall be $10,000 per supported server per month. The number of servers serviced shall be set at Licensee's sole discretion, and such number may be changed on thirty (30) days written notice.

      8.3 INTEGRATION SERVICES. Licensor shall provide Integration Services to Licensee during the Term with respect to the integration of the Technology. Such Integration Services shall be provided at a discounted rate of 50% off of the standard list price of such Integration Services set forth in Exhibit A. Any such Integration Services shall be performed according to the standard iLumin Work Order process.

9. REPRESENTATIONS AND WARRANTIES OF LICENSOR. Licensor hereby represents, warrants and covenants to Licensee all of the following.

      9.1 WARRANTY OF TITLE. Licensor owns or has obtained sufficient rights to grant the licenses herein.

      9.2 DUE AUTHORITY/NON CONTRAVENTION. Licensor has the full corporate power to enter into this Agreement and to carry out its obligations under this Agreement. Licensor has not previously granted, and will not grant during the term of this Agreement, any right, license or interest in, to or under the Technology, or any portion thereof, which is inconsistent with the rights and licenses granted to Licensee herein or that will adversely affect any exercise by Licensee of its rights under this Agreement. There are no actions, suits, investigations, claims or proceedings pending or threatened in any way relating to the Technology.

      9.3 INFRINGEMENT. The Technology, Documentation and Marks, used in accordance with this Agreement, does not and will not infringe or misappropriate any patents, copyrights, trade secrets, trademarks, trade names or other intellectual or proprietary rights of any third-party; provided,


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however, that claims of alleged infringement in the following situations shall not be covered by this Section 9.3:

            (a)   modifications of the Technology by Licensee;

            (b) any combination of the Technology with another product or element;

            (c)   use of the Technology in breach of this Agreement;

            (d) use of a release of the Technology other than the most current release, when use of the most current release would avoid the claim of infringement;

      9.4 YEAR 2000 COMPLIANCE. The Technology will function correctly when dealing with dates, times, and date/time (including calculating, comparing and sequencing) from, into and between the twentieth and twenty-first centuries, and the years 1999 and 2000 and leap year calculations, and with respect to the processing of date/time data, the Technology will neither contain nor create any logical or mathematical inconsistency, will not malfunction, and will not cease to function.

      9.5 TRAPS AND VIRUSES. The Technology does not and will not contain any timer, clock, counter, trap, virus or other limiting design or routine (collectively a "Trap") that may cause the Technology or any data generated or used by the Technology to be erased or become inoperable or inaccessible, or otherwise incapable of being used in the full manner for which they were designed after the occurrence or lapse of any triggering event, and Licensor shall take reasonable measures to ensure that at the time of delivery of the Technology, no such Traps are contained in the Technology. The foregoing includes any Trap that is triggered after use or copying of the Technology or any component a certain number of times, or after the lapse of a period of time, or after the occurrence or lapse of any other triggering event or factor.

      9.6 PRODUCT WARRANTY. The Technology shall perform substantially in accordance with the Documentation and the Functionality Requirements and be free of material Program Errors.

      9.7 SERVICE WARRANTY. Any services performed by Licensor under this Agreement shall be performed in a professional and workmanlike manner by individuals well-qualified to perform such work.

      9.8 MEDIA WARRANTY. The media containing the Technology, Marks or Documentation delivered by Licensor hereunder will be free from defects in material and workmanship.

      9.9 DOCUMENTATION WARRANTY. The Documentation provided by Licensor hereunder will faithfully and accurately reflect the operation of the Technology in all material aspects.

      9.10 DISCLAIMER. LICENSOR MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE TECHNOLOGY, INCLUDING, WITHOUT LIMITATION, ALL OTHER WARRANTIES AS TO MERCHANTABILITY AND FITNESS FOR PARTICULAR PURPOSE.

      9.11 REMEDIES. Without limiting any remedy that Licensee may otherwise have under this Agreement, at law or in equity, and subject to the terms and conditions of Section 13.1, upon written notice of noncompliance of any of the foregoing warranties, Licensor shall use commercially


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reasonable efforts to cure such breach with thirty (30) days. In the event any breach of the warranties in this Section 9.11 interferes with the performance of Licensee's use of Technology, and such breach is not cured within sixty (60) days (excepting instances of accused infringement under Section 9.3, Licensor shall (i) refund to Licensee any fees paid by Licensee in connection with this Agreement or the VAR Agreement, and (ii) pay any actual costs incurred by Licensee and Licensee Affiliates in order to implement replacement Technology (including any necessary modifications and installation). Nothing in this
Section 9.11 shall limit or impair Licensee's right to bring any other claims or recover for any other liabilities or damages.

10. REPRESENTATIONS AND WARRANTIES OF LICENSEE. Licensee represents, warrants and covenants that it has the full corporate power to enter into this Agreement and to perform its obligations hereunder, and that it has the right to accept the rights and licenses herein.

11. LIMITATION OF LIABILITIES. EXCEPT FOR THE INDEMNITY OBLIGATIONS OF EACH PARTY SET FORTH IN SECTION 13 BELOW AND LICENSOR'S OBLIGATIONS UNDER SECTION
9.11 ABOVE, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY WITH RESPECT TO ITS OBLIGATIONS UNDER THIS AGREEMENT OR OTHERWISE FOR CONSEQUENTIAL, EXEMPLARY, SPECIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. EACH PARTY'S AGGREGATE LIABILITY TO THE OTHER PARTY UNDER THIS AGREEMENT SHALL BE LIMITED TO THE LOWEST OF: (A) ACTUAL DIRECT DAMAGES INCURRED BY THE INJURED PARTY; OR (B) FIVE MILLION UNITED STATES DOLLARS (US$5,000,000). LICENSEE ACKNOWLEDGES AND AGREES THAT THESE LIMITATIONS ARE AN ESSENTIAL BASIS OF THE BARGAIN BETWEEN THE PARTIES, AND FURTHER AGREES THAT THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

12. TERM AND TERMINATION.

      12.1 TERM. This Agreement shall commence on the Effective Date and continue until terminated by the parties as set forth in this Section 12.

      12.2 TERMINATION. This Agreement may be terminated in accordance with the following:

            (a) by Licensee, for any or no reason, upon thirty (30) days written notice to Licensor;

            (b) by either party upon the expiration of sixty (60) days written notice of a material breach of this Agreement and such breach is not cured within said sixty (60) day period; or

            (c) by either party in the event that the other party petitions for or consents to any relief under any bankruptcy, reorganization or similar statute, makes an assignment for the benefit of its creditors, or petitions for the appointment of a receiver, liquidator, trustee or custodian of all or a substantial part of its assets, or a receiver, liquidator, trustee or custodian is appointed for all or a substantial part of its assets and is not discharged within thirty (30) days after the date of such appointment.


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      12.3 EFFECT OF TERMINATION. Upon Licensee's voluntary termination of this
Agreement under Section 12.2(a), termination for Licensee's breach under Section 12.2(b), or termination for Licensee's bankruptcy under Section 12.2(c), both parties' right, licenses and obligations under this Agreement will terminate, provided that Sections 2.3, 2.4, 2.6, 2.7, 7.1, 7.2, 7.3, 11, 12.3 through 14,
16 and 17, inclusive, will survive termination of this Agreement. Upon termination of this Agreement for Licensor's breach under Section 12.2(b) or Licensor's bankruptcy under Section 12.2(c), both parties' right, licenses and obligations under this Agreement will terminate, provided that Sections 2.1, 2.2, 2.3, 2.4, 2.6, 2.7, 3, 7.1, 7.2, 7.3, 11, 12.3 through 14, 16 and 17, inclusive, will survive such termination. In the event of termination by either party in accordance with the provisions of this Agreement, neither party shall be liable to the other because of such termination for compensation, reimbursement or damages on account of such termination; provided, however, termination shall not relieve either party of its obligations incurred prior to termination.

13. INDEMNIFICATION.

      13.1 INDEMNIFICATION BY LICENSOR. Licensor will indemnify, hold harmless and defend Licensee, and Licensee Affiliates, against any claim, suit or proceeding and any damages or liability therefrom or settlement agreed to by Licensor thereof (including reasonable fees of attorneys and related costs) resulting from a breach, or based on a claim that, if true, would be a breach, of this Agreement by Licensor, including, without limitation, a breach of the representations, warranties and covenants of Section 9. If the use of the Technology, or any enhancement, modification, improvement, Update, or derivative work thereto, or any information or material furnished hereunder, is enjoined and Licensor is not able either to procure for Licensee the right to continue such use or to modify the Technology so that it no longer infringes any such right, Licensor will refund any fees paid by Licensee in connection with this Agreement during the sixty (60) day period immediately preceding such injunction.

      13.2 INDEMNIFICATION BY LICENSEE. Licensee will indemnify, hold harmless and defend Licensor, against any claim, suit or proceeding and will pay any final judgment or other award, including all costs of suit, resulting from any judgments or settlements (including reasonable fees of attorneys and related costs) to the extent based upon (a) any claim of gross negligence or wrongful acts of employees, contractors or agents of Licensee while exercising Licensee's rights or performing Licensee's obligations under this Agreement; (b) any claim that a modification, combination or manner of use of the Technology (and not the Technology itself) infringes a patent, trademark or copyright right of a third party; (c) any claim based on a representation of the Technology by Licensee in a manner inconsistent with iLumin's representations and warranties; or (d) any claim related to any other use or distribution of the Technology by Licensee inconsistent with the terms and conditions of this Agreement.

      13.3 INDEMNIFICATION PROCEDURE. The indemnifying party (the "Indemnitor") will not be obligated to indemnify, hold harmless or defend the indemnified party (the "Indemnitee") unless the Indemnitee (a) provides prompt notice of the commencement of the claim, suit or proceeding for which indemnification is sought, (b) cooperates with the Indemnitor, and (c) allows the Indemnitor to control the defense, provided that (y) the Indemnitee may, at its option and expense, participate and appear on an equal footing with Indemnitor in the claim, suit or proceeding and (z) neither party may settle a claim, suit or proceeding without approval of the other party, which approval will not be unreasonably withheld or delayed.


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14. CONFIDENTIAL INFORMATION. "Confidential Information" of each party means information that is disclosed by such party to the other party in connection with this Agreement and conveyed (i) in written, graphic, machine-readable or other tangible form and conspicuously marked "confidential," "proprietary" or in some other manner to indicate its confidential nature, or (ii) orally, provided that such information is designated as confidential or proprietary at the time of such oral disclosure and is confirmed in writing as confidential within ten
(10) days after the oral disclosure (collectively, "Confidential Information"). The Technology and Documentation do not require marking or other indicia to be deemed Confidential Information. A will hold Confidential Information in confidence and will not use, or disclose to a third party, the Confidential Information of the other party, except for the purposes contemplated by, or in exercise of the rights and licenses granted under, this Agreement. Notwithstanding the above, information will not be deemed Confidential Information if the information (a) is or becomes generally known to the public through no unlawful act of the recipient, (b) was known to the recipient at the time of disclosure, (c) was independently developed by the recipient, or (d) becomes known to the recipient from a source other than the disclosing party without breach of the disclosing party's rights. A party may also disclose Confidential Information of the other party to the extent (1) authorized in writing by the other party, or (2) required by applicable law or a court of competent jurisdiction, provided the non-disclosing party shall be notified by the disclosing party prior to disclosure so as to afford the non-disclosing party with an opportunity to enforce any rights it may have in order to protect its Confidential Information from disclosure.

15. SOURCE CODE ESCROW.

      15.1 ESTABLISHMENT AND MAINTENANCE. Within ten (10) days of the Effective Date hereof Licensor shall deposit the Source Code into a source code escrow account established by Licensee with a nationally recognized source code escrow agent agreed upon by Licensor under the terms agreed upon by Licensor (subject to the terms set forth in this Section 15.1). Upon the delivery by Licensor of each Program Error Fix or Update, Licensor shall deposit the Source Code for such Program Error Fix or Update into the source code escrow account described above.

      15.2 COST OF ESCROW. Licensor agrees to pay all fees due the escrow agent incurred specifically for the maintenance of the source code escrow.

      15.3 TERMS OF ESCROW. The terms of the source code escrow agreement shall provide, at minimum, that (a) the Source Code shall be released to Licensee in the event that (i) Licensor is in breach of its support and maintenance obligations as set forth in Section 8 of this Agreement, provided that payments due to Licensor from Licensee for such support and maintenance are up to date;
(ii) Licensor is adjudicated bankrupt, becomes insolvent, makes a general assignment for the benefit of creditors, or enters dissolution or liquidation proceedings, or (iii) a petition is filed by or against Licensor under bankruptcy law, corporate reorganization law or any other law for the relief of debtors and such petition is consented to or is not dismissed within sixty (60) days of such filing, or this Agreement is terminated by Licensee due to an uncured material breach by Licensor as provided above; and (b) Licensee may have the deposited Source Code inspected to verify that it is complete and current, that the computer programs generated from such Source Code perform in accordance with the Documentation and Functionality Requirements therefor and that such generated computer programs are the same as those comprising the Technology.

      15.4 RIGHTS AND OBLIGATIONS UPON RELEASE. Upon the release from escrow to Licensee of the Source Code, all of Licensee's rights hereunder shall continue in full force. In addition, upon the release of the Source Code to Licensee, Licensee may use, reproduce and modify the Source Code and may sublicense machine-readable object code generated from such modified Source Code to the same extent that it may sublicense the Technology hereunder

       15.5 SUPPLEMENTAL AGREEMENT. Licensor and Licensee acknowledge that the source code escrow agreement agreed upon by the parties pursuant to this Section 15 shall be an "agreement supplementary to" this Agreement as provided in
Section 365(n) of Title 11, United States Code (the "Bankruptcy Code"). Licensor acknowledges that if Licensor, as a debtor in possession or a trustee in Bankruptcy in a case under the Bankruptcy Code, rejects this Agreement or the source code escrow agreement, Licensee may elect to retain its rights under such rejected agreement or agreements as provided in Section 365(n) of the Bankruptcy Code. Upon written request of Licensee to Licensor or to the bankruptcy trustee appointed to Licensor' bankruptcy case, Licensor or such bankruptcy trustee shall not interfere with the rights of Licensee as provided in this Agreement and the source code escrow agreement, including the right to obtain the Source Code deposited with the escrow agent as provided in this Section 15.

16. ARBITRATION. Any disputes arising between the parties relating to, arising out of or in any way connected with this Agreement or any term or condition hereof, or the performance by either party of its obligations hereunder, whether before or after termination of this Agreement, shall be promptly presented to the chief executive officers of Licensee and Licensor for resolution and in the event that such officers cannot promptly resolve a dispute within ten (10) business days, then such dispute shall be finally resolved by binding arbitration. Whenever a party shall decide to institute arbitration proceedings, it shall give written notice to that effect to the other party. Any arbitration hereunder shall be conducted under the Commercial Arbitration Rules of the American Arbitration Association. Each such arbitration shall be conducted by a panel of one or three arbitrators appointed in accordance with such Rules. Any such arbitration shall be held in Orange Country, California. The arbitrators shall have the authority to grant specific performance, and to allocate between the parties the costs of arbitration in such equitable manner as they determine. Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be.

17. MISCELLANEOUS.

      17.1 GOVERNING LAW. This Agreement shall for all purposes be governed by and interpreted in accordance with the laws of the State of New York without regard to its conflict of laws principles or federal law of the United States, as applicable.

      17.2 SEVERABILITY. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable, the remaining provisions shall remain in full force and effect, unless the unenforceable provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the parties would not have entered into this Agreement without such provisions.

      17.3 MODIFICATIONS. Any modification, amendment, supplement or other change to this Agreement must be in writing and signed by duly authorized representatives of Licensee and Licensor.

      17.4 ASSIGNMENTS. Except for a transfer of all or substantially all of the assets of the Licensor, no right or obligation of Licensor under this Agreement may be assigned, delegated or otherwise transferred by agreement without Licensee's express prior written consent, and any attempt to assign, delegate or otherwise transfer any of Licensor's rights or obligations without such consent shall be void. Subject to the foregoing, this Agreement shall bind each party and its permitted successors and assigns.

      17.5 WAIVERS. All waivers must be in writing. The failure of either party to insist upon strict performance of any provision of this Agreement, or to exercise any right provided for herein, shall not be deemed to be a waiver for the future of such provision or right, and no waiver or any provision or right shall affect the right of the waiving party to enforce any other provision or right therein.

      17.6 REMEDIES. The parties agree that any breach of Section 14 would cause irreparable injury for which no adequate remedy in law exists; therefore, the parties agree that equitable remedies, including, without limitation, injunctive relief and specific performance, are appropriate remedies to redress any breach or threatened breach of Section 14, in addition to all other remedies available to the parties. All rights and remedies under this Agreement shall be cumulative and may be exercised singularly or concurrently. If any legal action is brought to enforce any obligation under this Agreement (including under arbitration), the prevailing party shall be entitled to receive its attorneys' fees, court costs and other collection expenses, in addition to any other relief it may receive.

      17.7 INDEPENDENT CONTRACTORS. It is expressly agreed that the parties hereto shall be independent contractors and that the relationship between the parties shall not constitute a partnership, joint venture or agency. Neither Licensee nor Licensor shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior written consent of the other party to do so.

      17.8 NOTICES. Any consent or notice required or permitted to be given or made under this Agreement by one of the parties hereto to the other shall be in writing, delivered personally, by facsimile (and promptly confirmed by personal delivery or courier), or by national or international courier, postage prepaid (where applicable), addressed to such other party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and shall be effective upon the earlier of receipt by the addressee or the second business day after dispatch by recognized national or international courier.

If to Licensor:                     If to Licensee:

       iLumin Corporation                 2510 N. Red Hill Avenue, Suite 230
       11911 Freedom Drive                Santa Ana, CA 92705-5542
       Suite 790                          Fax:  (949) 477-6819
       Reston, VA 20190                   Attn:
       Fax:  703.481.8672
       Attn: Dave Ellison
with a copy to:                     with a copy to:

       Michael R. Lincoln, Esq.           Stradling Yocca Carlson & Rauth
       Cooley Godward LLP                 660 Newport Center Drive
       11951 Freedom Drive                Newport Beach, CA 92660
       Reston, VA 20190                   Fax:  (949) 725-4100
       Fax: 703.456.8100                  Attn: Craig C. Carlson

      17.9 ENTIRE AGREEMENT. This Agreement (including all exhibits referred to herein, which are hereby incorporated by reference) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between and among the parties with respect to the subject matter of this Agreement. Neither this Agreement nor any provision hereof is intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

      17.10 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties have executed this License Agreement as of the Effective Date.

LICENSEE:                               LICENSOR:
MICRO GENERAL CORPORATION               ILUMIN CORPORATION

By:  /s/ JOHN R. SNEDEGAR               By:  /s/ STEVEN SCHNEIDER
     -----------------------------           -----------------------------------
Print Name: John R. Snedegar            Print Name: Steven Schneider
            ----------------------                  ----------------------------
Its:        CEO                         Its:        CEO
            ----------------------                  ----------------------------

EXHIBIT A

TECHNOLOGY; FUNCTIONALITY REQUIREMENTS


1.    DESCRIPTION OF THE TECHNOLOGY AND ITS COMPONENTS:



2.    FUNCTIONALITY REQUIREMENTS AND TECHNICAL SPECIFICATIONS OF THE TECHNOLOGY: